                                                                    EXHIBIT 10.1


================================================================================







                            ASSET PURCHASE AGREEMENT


                                  by and among


                          HOLIDAY RV SUPERSTORES, INC.
                     HOLIDAY RV SUPERSTORE, INC. OF KENTUCKY
                      LITTLE VALLEY AUTO AND RV SALES, INC.

                                       and

                           ALLTOM RV ENTERPRISES, LLC










                                  July 23, 2003




================================================================================

                                TABLE OF CONTENTS


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

ARTICLE 1
PURCHASE AND SALE OF ASSETS..................................................... 1
         1.1      Purchased Assets.............................................. 1
         1.2      Certain Definitions........................................... 2
         1.3      Excluded Assets............................................... 3

ARTICLE 2
         PURCHASE PRICE AND ASSUMPTION OF LIABILITIES........................... 4
         2.1      Purchase Price................................................ 4
         2.2      Adjustments to Purchase Price................................. 6
         2.3      Assumption of Certain Liabilities............................. 6
         2.3      Non-Competition Agreement..................................... 8

ARTICLE 3
         PROCEDURE FOR CLOSING.................................................  8
         3.1      The Closing..................................................  8
         3.2      Certain Consents.............................................  8
         3.3      Allocation of Purchase Price.................................  8
         3.4      Termination of Real Property Leases..........................  8
         3.5      Transfer of Inventory........................................  9
         3.6      Transfer of Assigned Contracts...............................  9
         3.7      Transfer of Other Purchased Assets...........................  9
         3.8      Payment of Purchase Price....................................  9
         3.9      Non-Competition Agreement....................................  9

ARTICLE 4
         REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.......................  9
         4.1      Organization and Qualification of the Purchaser..............  9
         4.2      Execution and Delivery.......................................  9
         4.3      Enforceability and Binding Effect............................ 10
         4.4      Governmental Approvals and Consents.......................... 10
         4.5      Litigation................................................... 10
         4.6      Brokers and Finders.......................................... 10
         4.7      Correctness of Representations............................... 10

ARTICLE 5
         REPRESENTATIONS AND WARRANTIES OF THE SELLERS......................... 11
         5.1      Organization and Qualification of the Sellers................ 11
         5.2      Execution and Delivery....................................... 11
         5.3      Enforceability and Binding Effect............................ 11
         5.4      Permits; Governmental Approvals and Consents................. 12
         5.5      Litigation................................................... 12
         5.6      Title to Purchased Assets ................................... 12


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

         5.7      Location of Purchased Assets................................. 12
         5.8      Equipment and Vehicles....................................... 13
         5.9      Real Property................................................ 13
         5.10     Assigned Contracts........................................... 14
         5.11     Compliance with Laws......................................... 14
         5.12     Environmental Matters........................................ 14
         5.13     OSHA......................................................... 15
         5.14     Financial and Operating Results.............................. 16
         5.15     Absence of Changes........................................... 16
         5.16     Labor Matters................................................ 16
         5.17     Taxes........................................................ 17
         5.18     Employee Benefit Plans....................................... 18
         5.19     Insurance.................................................... 19
         5.20     Brokers and Finders.......................................... 19
         5.21     No Known Adverse Information................................. 19
         5.22     Correctness of Representations............................... 19
         5.23     Supplemental Disclosure...................................... 20
         5.24     Adequacy of Purchased Assets................................. 20
         5.25     Data and Information......................................... 20

ARTICLE 6
         TRANSACTIONS PRIOR TO THE CLOSING..................................... 20
         6.1      Conduct of the Sellers' Business Prior to Closing............ 20
         6.2      Access to Properties and Records, Etc........................ 21
         6.3      Survey and Inspection of Property............................ 21
         6.4      Other Transactions........................................... 21
         6.5      Consents..................................................... 22
         6.6      Supplemental Disclosure...................................... 22
         6.7      Discharge of Liens and Encumbrances.......................... 22
         6.8      Satisfaction of Conditions................................... 23
         6.9      Sellers' Employees........................................... 23


ARTICLE 7
         CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLERS................ 23
         7.1      Accuracy of Representations and Warranties................... 23
         7.2      Compliance................................................... 23
         7.3      Officer's Certificate........................................ 23
         7.4      Good Standing Certificate.................................... 24
         7.5      Accuracy of Documents........................................ 24
         7.6      No Litigation, Etc........................................... 24
         7.7      Consents and Waivers......................................... 24

ARTICLE 8
                  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER..... 24
         8.1      Accuracy of Representations and Warranties................... 25

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

         8.2      Compliance by the Sellers.................................... 25
         8.3      Officer's Certificates....................................... 25
         8.4      Good Standing Certificates................................... 25
         8.5      Accuracy of Documents........................................ 25
         8.6      No Litigation, Etc........................................... 26
         8.7      Operation in the Ordinary Course............................. 26
         8.8      Consents and Waivers......................................... 26
         8.9      Transfer and/or Obtaining of Permits......................... 26
         8.10     Condition of Purchased Assets................................ 27

ARTICLE 9
         POST CLOSING MATTERS.................................................. 27
         9.1      Staffing of Operation........................................ 27
         9.2      The Benefit Plans............................................ 27
         9.3      Employee Files............................................... 27
         9.4      Assistance to the Purchaser.................................. 27
         9.5      Discharge of the Sellers' Business Obligations............... 27
         9.6      Maintenance of Books and Records............................. 28

ARTICLE 10
         TERMINATION........................................................... 28
         10.1     Termination.................................................. 28
         10.2     Effect of Termination........................................ 29


ARTICLE 11
         INDEMNIFICATION....................................................... 29
         11.1     Definitions.................................................. 29
         11.2     Agreement of the Sellers to Indemnify........................ 29
         11.3     Agreement of the Purchaser to Indemnify...................... 30
         11.4     Procedures for Indemnification............................... 31
         11.5     Defense of Third Party Claims................................ 31
         11.6     Settlement of Third Party Claims............................. 32
         11.7     Cooperation.................................................. 32
         11.8     Setoff....................................................... 32

ARTICLE 12
         GENERAL............................................................... 33
         12.1     Survival of Representations, Warranties, Etc................. 33
         12.2     Waivers...................................................... 33
         12.3     Specific Enforcement......................................... 33
         12.4     Expenses..................................................... 33
         12.5     Notices...................................................... 33
         12.6     Assignability................................................ 34
         12.7     Further Assurances........................................... 34
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                                      iii
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
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
         12.8     Counterparts................................................. 34
         12.9     Construction and Interpretation.............................. 34
         12.10    Integration of Agreement..................................... 35
         12.11    No Third Party Beneficiaries................................. 35
         12.12    Effect of Investigation...................................... 35
         12.13    Confidentiality.............................................. 36
         12.14    Joint and Several Liabilities................................ 36
         12.15    Time of the Essence.......................................... 36



                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of the ____ day of ______________, 2003, by and among HOLIDAY RV SUPERSTORES, INC., a Delaware corporation ("Holiday Inc."), HOLIDAY RV SUPERSTORE, INC. OF KENTUCKY, a Kentucky corporation ("Holiday-Kentucky"), and LITTLE VALLEY AUTO AND RV SALES, INC., a West Virginia corporation ("Little Valley" and collectively, with Holiday Kentucky called the "SELLERS"), and ALLTOM RV ENTERPRISES, LLC, a Kentucky limited liability company or its designees or assignees (the "PURCHASER").

                                    RECITALS

         A. Holiday Inc. owns one hundred percent (100%) of the capital stock of Holiday-Kentucky and one hundred percent (100%) of the capital stock of Little Valley.

         B. The Sellers are engaged in the business of selling and servicing recreational vehicles in Lexington, Kentucky and Beckley, West Virginia ("SELLERS' BUSINESS").

         C. The Purchaser desires to purchase substantially all of the assets used in the operation of the Sellers' Business and the Sellers desire to sell such assets.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, the Sellers and the Purchaser agree as follows:


                                    ARTICLE 1
                           PURCHASE AND SALE OF ASSETS

         1.1. PURCHASED ASSETS. At the Closing (as defined in Section 3.1 of this Agreement), the Sellers will sell, convey, transfer, assign, and deliver to the Purchaser, free and clear of all Encumbrances of any nature or kind whatsoever, other than Encumbrances disclosed on Schedule 5.6, and the Purchaser will purchase from the Sellers, all of the right, title, and interest of the Sellers in and to all of the assets, properties, and rights of the Sellers constituting the Sellers' Business and more particularly described as follows:

                  (a) All new and used recreational vehicles, all used boats, all new and used all-terrain vehicles, all used personal water craft, and all replacement parts, accessories, supplies and other inventory items held in connection with Sellers' Business, listed on Schedule 1.1(a) hereto that are in Sellers' inventory on the date of Closing (the "Inventory");

                  (b) All machinery, equipment and vehicles (other than Inventory items referred to in Section 1.1(a) above) and all assignable (without recourse to Seller) warranties of third parties with respect thereto and all spare parts, replacement parts, accessories and supplies (other than Inventory items referred to in Section 1.1(a) above) related to or used in connection therewith, wherever located, listed on Schedule 1.1(b) hereto (the "EQUIPMENT");

                  (c) All contracts, leases, warranties, commitments, agreements, arrangements, and purchase and sales orders, whether oral or written, related to the Sellers' Business as of the date of the Closing, pursuant to which the Sellers enjoy any right or benefit listed on Schedule 1.1(c) hereto (the "ASSIGNED Contracts"), which term includes the right to receive income arising after the Closing Date (as defined in Section 3.1 of this Agreement) in respect of such Assigned Contracts;

                  (d) All rights to rentals, royalties and other payments made by the Sellers, whether prepaid or otherwise recoupable by the Sellers as of the date of the Closing, pursuant to any of the Assigned Contracts;

                  (e) Copies of all data and records in Sellers' possession of sales, customer and vendor lists and files relating to the customers served by the Sellers' Business or the Purchased Assets (hereinafter defined) (the "BOOKS AND RECORDS");

                  (f) All licenses, permits, certificates, and governmental authorizations listed on Schedule 1.1(f) hereto, together with all pending applications for renewals and all bonds, deposits or other security therefor, in each case to the extent transferable by Sellers (the "Permits"); and

                  (g)  Cash in the amount of $80,288.51.

         All of the items described in this Section 1.1 to be purchased by the Purchaser are hereinafter collectively referred to as the "PURCHASED ASSETS".

         1.2. CERTAIN DEFINITIONS. The capitalized terms set forth below are used in this Agreement with the meanings thereafter ascribed.

                  (a) "Affiliate" shall mean, as to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control with such person or entity.

                  (b) "COBRA" shall mean the Comprehensive Budget Reconciliation Act of 1987.

                  (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (d) "Commercial Paper Rate" shall mean the interest rate from time to time quoted in the Money Rates section of THE WALL STREET JOURNAL for high-grade unsecured notes sold through dealers by major corporations for ninety
(90) days.

                  (e) "Encumbrances" shall mean any and all liens, claims, consignments, charges, encumbrances, liabilities, obligations, mortgages, deeds of trust, installment contracts, assignments, subleases, security interests, restrictions, encroachments, easements, defects, licenses, purchase options and other rights to or against the Purchased Assets, or rights of others of any nature, kind or type whatsoever, whether accrued or accruing, absolute, fixed or contingent, direct or indirect, known or unknown.

                  (f) "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

                  (g) "Known" or "knowledge" - whenever the Sellers' or the Purchaser's statement regarding the existence or absence of facts in this Agreement is qualified by such words, it is intended by the parties that the information to be attributed to such party is information actually or constructively known to a director, officer or management employee who devoted substantive attention to matters of such nature during the ordinary course of his employment. A person has constructive knowledge of those matters of which the individual involved could reasonably be expected to have as a result of diligently undertaking an investigation of such a scope and extent or performing his duties as a reasonably prudent business person would undertake or perform concerning the particular subject matter.

                  (h) "Permits" shall mean all licenses, permits, registrations, authorizations, consents, approvals and rights issued or granted by any governmental agency or authority or any person or entity which is not a party to this Agreement related to or required for the conduct of Sellers' Business or the continued operation of the Seller's Business.

                  (i) "Reasonable best efforts" shall mean those efforts which a prudent business person would exert using sound business judgment in like circumstances and after giving fair consideration to the interests of the other party.

         All references to statutes or laws shall include any amendments thereto.

         1.3. EXCLUDED ASSETS. The Sellers shall not sell and the Purchaser shall not purchase or acquire and the Purchased Assets shall not include:

                  (a) Any new boat or new personal water craft included in the inventory of Sellers' Business;

                  (b) Any rights to or under any of the Sellers' insurance policies, premiums, or proceeds from insurance coverages for any period prior to the Closing Date (except as provided in Section 8.9 of this Agreement);

                  (c) Any rights to any of the Sellers' claims for any federal, state, or local, tax refund relating to events occurring in the Sellers' Business for any period prior to the Closing Date;

                  (d) Any interest in or the assets of any Benefit Plan (as defined in Section 5.18 of this Agreement) maintained by the Sellers or to which the Sellers have made any contribution;

                  (e) Any recovery by the Sellers from any third party based upon events that occurred, conditions or facts that existed, or any act committed or omitted or alleged to have been committed or omitted prior to the Closing Date, except as provided in Section 1.1 (d) of this Agreement;

                  (f) The Sellers' franchise, stock or membership record books, corporate record books containing minutes of meetings of directors and stockholders, company record books containing minutes of meetings of managers and members, tax returns and records (except such relating to the Sellers' Business, e.g. employee and tax records, other than income tax records, which are needed by the Purchaser in connection with its use of the Purchased Assets after the Closing), books of account and ledgers, and such other records as having to do with the Sellers' organization or capitalization;

                  (g) The Sellers' accounts receivable, deposits and contracts in transit, except as provided in Sections 1.1(c) and (g) of this Agreement;

                  (h) Any rights which accrue or will accrue to the Sellers under this Agreement; and

                  (i) All other assets, rights and property owned or used by the Sellers that are not specified in Section 1.1 above.

         The assets described in this Section 1.3 are herein collectively referred to as the "EXCLUDED ASSETS."


                                    ARTICLE 2
                                 PURCHASE PRICE
                          AND ASSUMPTION OF LIABILITIES

         2.1. PURCHASE PRICE.

                  (a) GENERAL. Subject to the fulfillment of the conditions set forth herein, as consideration for the sale, transfer, and conveyance of the Purchased Assets, the Purchaser shall pay the Sellers the sum of the following amounts (the "PURCHASE PRICE"), subject to adjustment as provided below:

                           (i) The value of the Purchased Assets at the
Holiday-Kentucky location as shown on Schedule 2.1(a)(i); and

                          (ii) The value of the Purchased Assets at the Little
 Valley location asshown on Schedule 2.1(a)(ii); and

                          (iii) The sum of $100,000.

                  (b) PAYMENT OF PURCHASE PRICE AT CLOSING. The Purchase Price shall be paid to the Sellers at the Closing in the following manner:

                           (i) $________________ by delivery of a non-negotiable
note made by Purchaser (the "Asset Note");

                           (ii) $100,000 by delivery of a non-negotiable note
made by Purchaser (the "Working Capital Note"); and

                           (iii) The balance by wire transfer of immediately
available funds.

                  (c) TERMS OF NOTES.

                           (i) The Asset Note shall be payable to Sellers or
their designees. The principal amount of the Asset Note shall be $________. Interest only shall be payable monthly on the unpaid principal for one year from the date of the Asset Note at an annual rate of 9.95% simple interest. Thereafter the principal, together with interest at an annual rate of 7.00% simple interest, shall be payable in equal monthly installments of $____________. All unpaid principal and interest shall be payable on the fifth anniversary of the date of the Asset Note. Purchaser may prepay the Asset Note in whole or in part at any time without penalty. The principal amount of the Asset Note shall be reduced by 15% (i.e., $_______) if Purchaser pays the Asset
Note in full prior to the second anniversary of the date of the Asset Note. The Asset Note shall be subordinate to any notes or other obligations of Purchaser to its floorplan lenders. The holder of the Asset Note shall, from time to time, execute and deliver any documents reasonably requested by Purchaser or its floorplan lenders acknowledging this subordinated position.

                           (ii) The Working Capital Note shall be payable to
Sellers or their designees. The principal amount of the Working Capital Note shall be $100,000. Interest only shall be payable monthly on the unpaid principal for one year from the date of the Working Capital Note at an annual rate of 9.95% simple interest. Thereafter the principal, together with interest at an annual rate of 7.00% simple interest, shall be payable in equal monthly installments of $____________. All unpaid principal and interest shall be payable on the fifth anniversary of the date of the Working Capital Note. Purchaser may prepay the Working Capital Note in whole or in part at any time without penalty. The principal amount of the Working Capital Note shall be reduced by 15% (i.e., $15,000) if Purchaser pays the Working Capital Note in full prior to the second anniversary of the date of the Working Capital Note. The Working Capital Note shall be subordinate to any notes or other obligations of Purchaser to its floorplan lenders. The holder of the Working Capital Note shall, from time to time, execute and deliver any documents reasonably requested by Purchaser or its floorplan lenders acknowledging this subordinated position. The Working Capital Note shall be personally guaranteed by Dundee D. Kelbel and Frank A. Winegar, Jr., the members of Purchaser.

         2.2. ADJUSTMENTS TO PURCHASE PRICE. To the extent possible, the Purchase Price shall be adjusted prior to or on the Closing Date, but if not possible, then within 30 days after the Closing Date as follows:

                  (a) The Purchase Price shall be decreased by the total values of all items of Inventory that are listed on Schedules 2.1(a)(i) and 2.1(a)(ii) but that have been sold or otherwise removed from the Inventory on or before the Closing Date.

                  (b) The Purchase Price shall be increased by the total values, determined in accordance with the methods used by the parties to determine the values on Schedules 2.1(a)(i) and 2.1(a)(ii), of all items of Inventory that are not listed on Schedules 2.1(a)(i) and 2.1(a)(ii) but that have been bought or otherwise added to the Inventory on or before the Closing Date, with approval of Purchaser.

                  (c) The Purchase Price shall be decreased by the amount of liability for prorated personal property taxes assumed by Purchaser pursuant to
Section 2.3(b)(i).

                  (d) The Purchase Price shall be decreased by the amount of liability for customer deposits on sales orders assumed by Purchaser pursuant to
Section 2.3(b)(ii).

                  (e) Purchaser shall pay the liabilities of Sellers assumed by Purchaser and referred to in Section 2.2(c) and (d) on or before their respective due dates and shall provide Sellers reasonable evidence that the liabilities have been paid by Purchaser promptly after payment.

         2.3. ASSUMPTION OF CERTAIN LIABILITIES.

                  (a) GENERAL. At the Closing, the Purchaser shall assume, pay, perform, and become obligated for, commencing on and effective from the Closing Date, only the executory obligations and liabilities of the Sellers arising or occurring from and after the Closing Date pursuant to the terms of the Assigned Contracts (the "Assumed Liabilities"), but excluding all obligations or liabilities (i) accruing or arising prior to the Closing, or (ii) relating to any breach, violation or default by the Sellers thereunder.

                  (b) SPECIFIC LIABILITIES. In addition to the liabilities assumed by the Purchaser under subsection (a), the Purchaser shall assume and pay (i) the personal property taxes for that portion of the current tax year prior to the Closing Date which are prorated to Sellers under section 5.17(a), and (ii) credits allowable to customers for deposits paid to Sellers for products ordered but not delivered prior to the Closing.

                  (c) EXCLUDED LIABILITIES. The Purchaser shall not assume or become liable for any obligations, commitments, or liabilities of the Sellers, whether known or unknown, absolute, contingent, or otherwise, and whether or not related to the Purchased Assets, except for the Assumed Liabilities (the obligations and liabilities of the Sellers not assumed by the Purchaser shall be retained by the Sellers and are referred to as the "EXCLUDED LIABILITIES"). Without limiting the generality of the preceding sentence, the Excluded Liabilities include:

                           (i) any liability or obligation to pay taxes,
assessments, fees, penalties, levies or charges to any governmental agency or body, whether federal, state or local, arising or accruing for periods prior to Closing, regardless of when assessed, except as provided in subsection (b)(i);

                           (ii) any liability or obligation arising out of any
Benefit Plan (as defined in Section 5.18 of this Agreement) or any multi-employer plan (as defined in ERISA Section 3(37)) maintained by the Sellers or to which the Sellers have made any contribution;

                           (iii) any losses, costs, expenses, damages, claims,
demands, and judgments of every kind and nature (including the defenses thereof and reasonable attorneys' and other professional fees) related to, arising out of or in connection with, non-compliance by the Sellers with the laws or regulations as enacted in any jurisdiction, domestic or foreign;

                           (iv) any liability or obligation arising out of any
breach by the Sellers of any provision of any of the Assigned Contracts, or otherwise accruing under the Assigned Contracts, prior to the Closing Date, regardless of when asserted or claimed, except as provided in subsection
(b)(ii);

                           (v) any liability with respect to any claim or cause
of action, regardless of when made or asserted, which accrues or arises (A) out of or in connection with the Purchased Assets or the operations of the Sellers' Business prior to the Closing Date, including without limitation, liability pursuant to or in connection with the application of any Environmental Law (as defined in Section 5.12 of this Agreement) or other matters, whether or not disclosed to the Purchaser, (B) with respect to any goods purchased by, or any service provided to, the Sellers on or prior to the Closing Date, or (C) out of or in connection with a breach of any representation, warranty or covenant made by the Sellers in this Agreement;

                           (vi) any liability or obligation relating to any
Excluded Assets;

                           (vii) any liability or obligation, arising or
accruing prior to or as a result of the Closing, to any employee, agent, or independent contractor of the Sellers, whether or not employed by the Purchaser after the Closing, or under any benefit arrangement with respect thereto, including without limitation, liability pursuant to or in connection with legislation known as the Worker Adjustment and Retaining Notification Act ("WARN Act");

                           (viii) any loss, liability or obligation under, or
pursuant to any indebtedness or other obligation (except those accruing post-closing pursuant to the Assigned Contracts) of the Sellers; or

                           (ix) any liability or obligation of the Sellers
arising or incurred in connection with the negotiation, preparation, and execution of this Agreement and the consummation of the transactions contemplated by this Agreement, including without limitation, fees and expenses of counsel, accountants, and other experts engaged by the Sellers.

         2.4. NON-COMPETITION AGREEMENT. As additional consideration for the execution of this Agreement and the consummation of the transaction contemplated herein, the parties shall at Closing execute and deliver a Non-Competition Agreement in the form of Exhibit A hereto (the "NON-COMPETITION AGREEMENT").


                                    ARTICLE 3
                              PROCEDURE FOR CLOSING

         3.1. THE CLOSING. Subject to the satisfaction or appropriate waiver of all conditions precedent thereto, the closing of the purchase and sale of the Purchased Assets and the assumption by the Purchaser of the Assumed Liabilities (the "CLOSING") shall be held at 1675 North Broadway, Lexington, Kentucky 40507 immediately following the execution of this Agreement. The date on which the Closing actually occurs is herein referred to as the "CLOSING DATE".

         3.2. CERTAIN CONSENTS. All necessary approvals or consents for Sellers to consummate the transaction contemplated herein shall be delivered to the Purchaser at Closing. If and to the extent that the Sellers' rights under any Assigned Contract, Permit, or other Purchased Asset to be assigned to the Purchaser under this Agreement may not be assigned without the consent of another person (a "REQUIRED CONSENT") which has not been obtained, then, to that extent, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful.

         3.3. ALLOCATION OF PURCHASE PRICE. In accordance with Treasury Regulations Section 1.1060-1, the Purchase Price shall be allocated among the Purchased Assets as provided in Schedule 3.3. The parties shall be bound by such allocation and report the transactions contemplated by this Agreement for state and federal income tax purposes in accordance with such allocation.

         3.4 SUBLEASE OF REAL PROPERTY. The Sellers shall sublease all of their right, title and interest in, to and under real estate leases, as modified, listed on Schedule 3.4 (the "Real Property Leases") at the Closing by duly executed and authorized modification, sublease and consent agreements among the lessors, Sellers and Purchaser upon terms and conditions mutually acceptable to Sellers and Purchaser.

         3.5 TRANSFER OF INVENTORY. The Sellers shall convey all of their right, title and interest in and to the Inventory to the Purchaser at the Closing by duly executed and authorized bill(s) of sale, containing covenants of general warranty of title, in the form of Exhibit B.

         3.6 TRANSFER OF ASSIGNED CONTRACTS. The Sellers shall convey all of their right, title and interest in, to and under the Assigned Contracts to the Purchaser at the Closing by duly executed and authorized assignment(s) in the form of Exhibit C.

         3.7 TRANSFER OF OTHER PURCHASED ASSETS. The Sellers shall convey all of the Other Purchased Assets, including without limitation, the Equipment, Permits, Books and Records to the Purchaser by duly executed and authorized general warranty bill of sale in the form of Exhibit E, or other instruments satisfactory to the Purchaser. Transfer of the Permits shall be accomplished in accordance with Section 6.5.

         3.8 PAYMENT OF PURCHASE PRICE. Upon delivery to the Purchaser of all of the foregoing by the Sellers, the Purchase Price shall be paid by the Purchaser to the Sellers as provided in Section 2.1, after making appropriate deductions for payments to be made for or on behalf of the Sellers hereunder.

         3.9 NON-COMPETITION AGREEMENT. The parties shall execute and deliver a Non-Competition Agreement in the form of Exhibit A, attached hereto.

                                    ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         For the purpose of inducing the Sellers to consummate the transactions contemplated by this Agreement, the Purchaser represents and warrants to the Sellers that:

         4.1. ORGANIZATION AND QUALIFICATION OF THE PURCHASER. The Purchaser (1) is a limited liability company duly organized, validly existing, and in good standing under the laws of the Commonwealth of Kentucky, (2) has all company power and authority necessary to conduct its business and to own, lease, or operate its properties in the places where such business is conducted and such properties are owned, leased, or operated, and (3) is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions the laws of which require such corporation to be so qualified, except where the failure to be so qualified or in good standing could not reasonably be expected to have a material adverse effect on the consummation by the Purchaser of the transactions contemplated by this Agreement.

         4.2 EXECUTION AND DELIVERY. The Purchaser has the full power to enter into this Agreement and the execution, delivery, and performance of this Agreement by the Purchaser have been duly and validly authorized and approved by all necessary action on the part of, and this Agreement has been duly and validly executed and delivered by, the Purchaser.

         4.3 ENFORCEABILITY AND BINDING EFFECT. This Agreement is the legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and to the exercise of judicial discretion in accordance with general equitable principles. Neither the execution and delivery of this Agreement by the Purchaser nor the consummation by the Purchaser of the transactions contemplated by this Agreement will (1) violate any provisions of the Purchaser's articles of organization or operating agreement, or any law or order of any court or governmental unit to which the Purchaser is subject, or by which the Purchaser's assets may be bound, (2) (a) conflict with, result in a breach of, or constitute a default under, any indenture, mortgage, lease, agreement, or other instrument to which the Purchaser is a party or by which the Purchaser or any of its assets may be bound, or (b) result in the creation of any lien, charge, or encumbrance upon any of the Purchaser's assets, or result in the acceleration of the maturity of any payment date of any of any of its liabilities, or increase or adversely affect the obligations of the Purchaser thereunder, except as the result of the Asset Note and Working Capital Note issued by the Purchaser pursuant to this Agreement or other liabilities or obligations of the Purchaser created by or in accordance with this Agreement,
(3) violate any term or provision of, or result in a default under, give rise to any right of termination, cancellation or acceleration or cause the loss of any right or option under, any contract to which the Purchaser is a party.

         4.4 GOVERNMENTAL APPROVALS AND CONSENTS. No consent, approval, or authorization or other action of or by any third party or any court, administrative agency, bureau or other governmental authority, nor any declaration, filing, or registration with any public body, governmental or regulatory authority, is necessary or required as a condition to the validity, binding effect and enforceability of this Agreement as to the Purchaser and the consummation by the Purchaser of the transactions contemplated by this Agreement or otherwise in connection with the Purchaser's execution, delivery and performance of this Agreement.

         4.5 LITIGATION. There is no suit, action, proceeding, claim or investigation pending or, to the Purchaser's knowledge, threatened against the Purchaser which would have a material adverse effect on the assets, business, goodwill, or financial condition of the Purchaser or which would prevent the Purchaser from consummating the transactions contemplated by this Agreement.

         4.6 BROKERS AND FINDERS. Neither the Purchaser nor any Affiliate of the Purchaser has incurred any obligation or liability to any party for any brokerage fees, agent's commissions or finder's fees in connection with the transactions contemplated by this Agreement.

         4.7 CORRECTNESS OF REPRESENTATIONS. No representation or warranty of the Purchaser in this Agreement or in any Exhibit, Schedule, certificate, agreement, document or instrument attached to or furnished or delivered pursuant to this Agreement omits, or on the Closing Date will omit, to state any fact necessary in order to make the statements contained in this Agreement or therein not misleading, and all such statements, representations, warranties, Exhibits, Schedules, certificates, agreements, documents and instruments shall be true, correct and complete on and as of the Closing Date as though made on that date.


                                    ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE SELLERS

         For the purpose of inducing the Purchaser to consummate the transactions contemplated by this Agreement, Holiday Inc. and each of the Sellers, jointly and severally, represents and warrants to the Purchaser:

         5.1. ORGANIZATION AND QUALIFICATION OF THE SELLERS. Holiday Inc. and each of the Sellers (1) is a corporation duly organized, validly existing, and in good standing under the laws of the state of its organization, (2) has all corporate power and authority necessary to conduct the Sellers' Business and to own, lease, or operate its properties in the places where the Sellers' Business is conducted and such properties are owned, leased, or operated, and (3) is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions the laws of which require such corporation to be so qualified, except where the failure to be so licensed or qualified or in good standing could not reasonably be expected to have a material adverse effect on the Sellers' Business. Holiday Inc. and each of the Sellers has the full power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

         5.2. EXECUTION AND DELIVERY. The execution, delivery, and performance of this Agreement by Holiday Inc. and the Sellers have been duly and validly authorized and approved by all necessary action on the part of, and this Agreement has been duly and validly executed and delivered by, Holiday Inc. and the Sellers.

         5.3. ENFORCEABILITY AND BINDING EFFECT. This Agreement is the legal, valid, and binding obligation Holiday Inc. and of each of the Sellers, enforceable against Holiday Inc. and each Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and to the exercise of judicial discretion in accordance with general equitable principles. Neither the execution and delivery of this Agreement by Holiday Inc. or any of the Sellers nor the consummation by Holiday Inc. or any of the Sellers of the transactions contemplated by this Agreement will (1) violate Holiday Inc.'s or any of the Seller's articles of incorporation or bylaws or articles of organization or operating agreement or any provisions of law or order of any court or governmental unit to which Holiday Inc. or any of the Sellers is subject, or by which the Purchased Assets may be bound, (2) (a) conflict with, result in a breach of, or constitute a default under, any indenture, mortgage, lease, agreement, or other instrument to which Holiday Inc. or any of the Sellers is a party or by which any of the Sellers or any of the Purchased Assets may be bound, or (b) result in the creation of any lien, charge, or encumbrance upon any of the Purchased Assets, or result in the acceleration of the maturity of any payment date of any Assumed Liabilities, or increase or adversely affect the obligations of Holiday Inc. or any of the Sellers thereunder, or (3) violate any term or provision of, or result in a default under, give rise to any right of termination, cancellation or acceleration or cause the loss of any right or option under, any Assigned Contract.

         5.4. PERMITS; GOVERNMENTAL APPROVALS AND CONSENTS. Each of the Permits is valid, binding and in full force and effect for the period specified therein and in accordance with its terms and conditions as represented by Holiday Inc. and the Sellers to the Purchaser. The Sellers are in full compliance with the requirements of each of the Permits. No modifications or limitations have been placed upon any of the Permits subsequent to their issuance to the Sellers. Holiday Inc. and the Sellers are unaware of the existence of any matter adversely affecting the validity and continued existence of each of the Permits. No claims from any governmental agency or third party exist or have been threatened or, to Holiday Inc.'s or the Sellers' knowledge, are anticipated, regarding any of the Permits. No limitation, prohibition or impediment exists or may be expected regarding the transfer of the Permits to, or the assumption by, the Purchaser of same. No consent, approval, or authorization or other action of or by any court, administrative agency, bureau or other governmental authority, nor any declaration, filing, or registration with any public body, governmental or regulatory authority, is necessary or required as a condition to the validity, binding effect and enforceability of this Agreement as to Holiday Inc. or the Sellers and the consummation by the Sellers of the transactions contemplated by this Agreement or otherwise in connection with Holiday Inc.'s or the Sellers' execution, delivery and performance of this Agreement, except for the Permit transfers contemplated by this Agreement.

         5.5. LITIGATION. Except as disclosed on Schedule 5.5, there is no suit, action, proceeding, charge, claim or investigation pending, or to the Sellers' knowledge overtly threatened against Holiday Inc. or any of the Sellers at law or in equity, or before any governmental agency, which would have a material adverse effect on the Purchased Assets, the Sellers' Business or the financial condition of any of Holiday Inc. or the Sellers or which would prevent any of the Sellers from consummating the transactions contemplated by this Agreement; and there is no default concerning any material order, writ, injunction or decree of any federal, state, municipal court, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting Holiday Inc. or the Sellers, the Purchased Assets or the Sellers' Business.

         5.6. TITLE TO PURCHASED ASSETS. Except as disclosed on Schedule 5.6, the Sellers have good and marketable title to all of the Purchased Assets, in each case free and clear of Encumbrances; and the Sellers warrant generally their title to the Purchased Assets and warrant and represent that they have the full and free right to sell, transfer, convey and assign the Purchased Assets to the Purchaser, without restrictions or limitations, whatsoever.

         5.7. LOCATION OF PURCHASED ASSETS. Schedule 5.7 to this Agreement contains the address (including city, county, state, or other jurisdiction and zip code) of each location where each of the Purchased Assets is located.

         5.8. EQUIPMENT. The fixed asset registers attached as Schedule 1.1(b) contain a true and correct list and a brief description of all of the Equipment (excluding items of Equipment having both a book value and a fair market value of less than $100).


         5.9. REAL PROPERTY.

                  (a) Schedule 3.4 contains a true and correct list of all the Real Property Leases. A true and complete copy of each Real Property Lease, including all amendments, extensions and renewals thereof, is herewith delivered to the Purchaser. Each Real Property Lease is now, and will be on the Closing Date, in full force and effect; and, as to the Sellers and, to the Sellers' knowledge, the other parties thereto, there are not now, and will not be on the Closing Date, any default or event of default, real or claimed, or event which with notice or lapse of time or both would constitute defaults under a Real Property Lease that would cause an adverse effect upon Purchaser. The Sellers' interests in the real property subject to the Real Property Leases (the "Leased Real Property") are free and clear of all Encumbrances.

                  (b) To Holiday Inc.'s and the Sellers' knowledge, the improvements on the Leased Real Property comply in all material respects with applicable state and local laws, use restrictions, building ordinances, and health and safety ordinances, and each such property is in all respects zoned for the various purposes for which the Leased Real Property and improvements thereon are presently being used.

                  (c) There are no pending or, to Holiday Inc.'s and the Sellers' knowledge, overtly threatened condemnations, planned public improvements, annexations, special assessments, zoning, or subdivision changes, or other adverse claims affecting the Leased Real Property.

                  (d) To Holiday Inc.'s and the Sellers' knowledge, there is no private restrictive covenant or governmental use restriction (including zoning) on all or any portion of the Leased Real Property which prohibits the current use of the Leased Real Property.

                  (e) To Holiday Inc.'s and the Sellers' knowledge, all licenses, permits and approvals required for the occupancy and the current operation of the Leased Real Property have been obtained and are in full force and effect and there are no violations in connection with such items.

                  (f) Holiday Inc and the Sellers have no knowledge of any studies or reports which indicate any defects in the design or construction of any of the improvements on the Leased Real Property.

                  (g) To Holiday Inc.'s and the Seller's knowledge, there are no past due taxes, assessments, or other charges affecting the Leased Real Property.

                  (h) To Holiday Inc.'s and the knowledge of the Sellers, there are no existing or threatened claims by, or disputes with or among, other persons or entities regarding property boundaries, trespasses, encroachments, property ownership or other matters affecting the property rights of the Sellers.

         5.10. ASSIGNED CONTRACTS. Schedule 1.1(c) is a true and correct description of each of the Assigned Contracts. A true and complete copy of each Assigned Contract, including all amendments, extensions or renewals thereof, is herewith delivered to the Purchaser. Each of the Assigned Contracts is in full force and effect, as to the Sellers and, to Holiday Inc.'s and the Sellers' knowledge, as the other parties thereto, and there are not now, and will not be on the Closing Date, any defaults or events of default, real or claimed, or events which with notice or lapse of time or both would constitute defaults that would cause an adverse effect upon Purchaser. There exists no actual or, to Holiday Inc.'s and the Sellers' knowledge, any overtly threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Assigned Contract, which would have a material adverse effect on the Sellers' Business, financial or otherwise, including, without limitation, (i) the business relationship of the Sellers with any customer or related group of customers whose purchases individually or in the aggregate are material to the operation of the Sellers' Business, (ii) the requirements of any customer or related group of customers of the Sellers whose purchases individually or in the aggregate are material to the Sellers' Business, or (iii) the business relationship of the Sellers with any material supplier to the Sellers. None of the Assigned Contracts is for materials, supplies, equipment, or services in excess of normal requirements of the Sellers or as needed for reasonably anticipated business.

         5.11. COMPLIANCE WITH LAWS. None of Holiday Inc. or the Sellers is subject to any judgment, order, writ, injunction, or decree that adversely affects the Purchased Assets or the Sellers' Business. To Holiday Inc.'s and the Sellers' knowledge, the Sellers have at all times, including in connection with the operation of the Sellers' Business, complied in all material respects with all laws, ordinances, rules and regulations of all applicable jurisdictions, whether federal, state, local or foreign, and of all authorities having jurisdiction over the Sellers or any of the Purchased Assets.

         5.12. ENVIRONMENTAL MATTERS.

                  (a) Each of the Sellers, with respect to the Sellers' Business and except as set forth in Schedule 5.12:

                           (i) (x) is in compliance with each of the laws,
rules, and regulations relating to hazardous or toxic materials, substances or waste, or their use, handling, storage, treatment or disposal, or to pollution, reclamation, remediation or protection of the environment (collectively, "ENVIRONMENTAL LAWS"); and (y) has not been notified that it is potentially liable under or received any requests for information or other correspondence concerning the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any similar law;

                           (ii) has prepared and filed with the appropriate
jurisdictions all reports and filings required pursuant to any federal, state, or local law, regulation, statute, or order applicable to or affecting the Sellers, the Sellers' Business or the Purchased Assets;

                           (iii) has not entered into or received any consent
decree, compliance order, or administrative order relating to environmental protection;

                           (iv) has not entered into or received any judgment,
order, writ, injunction, or decree, to which it is a party, of any federal, state, or municipal court or other governmental authority relating to environmental protection;

                           (v) has obtained all environmental permits
("Environmental Permits") which are required under federal, state, or local laws, rules, and regulations in connection with the Sellers' Business or the ownership, use, or lease of the Purchased Assets; and

                           (vi) is in compliance in all respects with, and is
not subject to any unabated notices or orders regarding, each of the Permits or Environmental Permits (including any information provided on the applications therefor), and is not restricted under the Permits or any Environmental Permit from operating or utilizing any of the Purchased Assets covered by such Permit or Environmental Permit to the full capacity of such Purchased Asset, 24 hours a day, seven days a week.

                  (b) Except as set forth in Schedule 5.12, with respect to the Sellers' Business,

                           (i) there are no actions, suits, claims, arbitration
proceedings, or complaints pending or, to the Sellers' knowledge, threatened or under consideration by any governmental authority, municipality, community, citizen, or other entity, against any Sellers relating to environmental protection;

                           (ii) no hazardous or toxic substances, pollutants,
contaminants, petroleum, gas products, or asbestos-containing materials (as any of such terms may be defined under federal, state, or local law) in amounts which are material under the circumstances, taking into account the Environmental Laws (hereinafter collectively referred to as "HAZARDOUS MATERIALS") have been disposed of, released, buried or placed on, in, at, or about any of the Leased Real Property, or any other property which has resulted in contamination of the Leased Real Property.

         Schedule 1.1(f) contains a true and correct list of all of the Environmental Permits, as well as all of the other Permits.

         5.13. OSHA. Each of the Sellers, to its and Holiday Inc.'s knowledge, is in compliance in all respects with all applicable laws relating to employee health and safety; and neither past nor present conditions of the Purchased Assets violated or violate any applicable legal or regulatory requirements or otherwise can be made the basis of any claim, notice of violation, order, proceeding, or investigation based on violations of the rules and regulations of the Occupational Safety and Health Administration ("OSHA") or any state law relating to employee health and safety.

         5.14. FINANCIAL AND OPERATING RESULTS. The financial and operating results of the Sellers' Business for the fiscal year ended October 31, 2002 and for the fiscal quarter ending January 31, 2003 are as shown in the financial statements and other books and records heretofore provided to the Purchaser. The financial statements dated as of October 31, 2002 and January 31, 2003, which have been provided to the Purchaser have been prepared in accordance with generally accepted accounting principles, consistently applied, and fairly present the financial condition of Sellers on those dates and the operating results of the Sellers' Business for the twelve-month and three-month periods covered by those statements.

         5.15. ABSENCE OF CHANGES. Since January 31, 2003, and through the Closing Date, there has not been any transaction or occurrence in which any of the Sellers has:

                  (a) suffered any material adverse change in its operations, condition (financial or otherwise), liabilities, assets or earnings, nor has there been any event which has had or may reasonably be expected to have a material adverse effect on any of the foregoing, except as previously disclosed by Sellers to Purchaser;

                  (b) permitted, allowed, or suffered any of the Purchased Assets to be subjected to any Encumbrance, except as set forth on Schedule 5.15, which Encumbrances against the Purchased Assets shall be fully and completely released and discharged prior to Closing; or

                  (c) entered into any collective bargaining or labor agreement (oral or written), or experienced any slowdown, work interruption, strike, or work stoppage.

         5.16. LABOR MATTERS. Within the last 3 years, none of the Sellers (i) has experienced, or is any of the Sellers now experiencing, any slowdown, work interruption, strike, or work stoppage by the Sellers's employees, (ii) has been a party to, or does any of the Sellers now have any obligation pursuant to, any oral or written agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of the Sellers' employees, (iii) has been, or is any of the Sellers now, obligated under any agreement to recognize or bargain with any labor organization or union on behalf of such employees, or (iv) has had, or now has, notice of any attempt by a labor organization or union to organize or seek to represent any of the Sellers' employees. None of the Sellers, any of the Sellers' employees or any of the officers or directors of the Sellers has been charged or threatened with the charge of, any unfair labor practice with respect to the Sellers' Business. With respect to the Sellers' Business, the Sellers are in compliance with all applicable federal and state laws and regulations concerning the employer-employee relationship and with all agreements relating to the employment of such Sellers' employees, including applicable wage and hour, workers' compensation, unemployment, and social security laws. With respect to the Sellers' Business, except for an audit of Sellers' 401(k) plan currently being conducted by the United States Department of Labor, there are no pending or, to the Sellers' knowledge, threatened, claims, investigations, charges, citations, hearings, consent decrees, or litigation concerning: wages, compensation, bonuses, commissions, awards, or payroll deductions; equal employment or human rights violations regarding race, color, religion, sex, national origin, age, handicap, veteran's status, marital status, disability, or any other recognized class, status, or attribute under any federal or state equal employment law prohibiting discrimination; representation petitions or unfair labor practices; grievances or arbitrations pursuant to current or expired collective bargaining agreements; occupational safety and health; workers' compensation; wrongful termination, negligent hiring, invasion of privacy or defamation; or immigration (collectively, "LABOR CLAIMS"). With respect to the Sellers' Business, the Sellers are not liable for any unpaid wages, bonuses, or commissions (other than those not yet due) or any tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing. All officers and employees of the Sellers engaged in the Sellers' Business are, subject to the limitations contained in applicable state and federal laws, employees at will and for indefinite terms and there is no outstanding agreement or arrangement with respect to severance payments. All notices to Seller's employees required under applicable law or regulations, including without limitation those under the WARN Act, have been, or will be, timely given by the Sellers.

         5.17. TAXES.

                  (a) The Sellers have timely filed, and as of the Closing Date will have timely filed, all federal income tax returns, and all state, county and local income, franchise, property, sales, use and other tax returns or informational filings relating to the Sellers' Business required to be filed on or prior to the Closing Date, taking into account any extensions of the filing deadlines which have been validly granted, and such returns or filings are and will be true and correct in all material respects. The Sellers have paid, or by the Closing Date will have paid, all federal, state, county and local income, franchise, property, sales, use and all other taxes and assessments (including penalties and interest in respect thereof, if any) that have become or are due with respect to the Sellers' Business or the Purchased Assets regarding any period ended on or prior to the Closing Date, whether shown on such returns or not. Ad valorem property taxes for the year in which the Closing occurs will be prorated between and payable by the Sellers and the Purchaser when the amount thereof becomes known. Kentucky and West Virginia sales or use taxes, if any, applicable to this transaction will be paid by the Purchaser, when due.

                  (b) Schedule 5.17 describes any pending property, sales, use or other tax dispute relating to or arising out of the Sellers' Business or affecting any of the Purchased Assets, including the nature and amount of the controversy, the respective positions of the parties as to any amounts claimed to be due thereunder, and the current status thereof.

                  (c) All taxes required to be withheld from amounts paid or payable to any employee of any of the Sellers on or prior to the Closing Date with respect to any federal income, Social Security and Medicare taxes and for state, county and municipal income and other taxes have been properly withheld and, if required on or prior to the Closing Date, deposited with the appropriate governmental agency.

                  (d) No claim or investigation is pending or, to Holiday Inc.'s or the Sellers' knowledge, overtly threatened, by any federal, state, local, or other jurisdiction alleging that the Sellers, with respect to the Sellers' Business, have a duty to file tax returns and pay taxes or is otherwise subject to the taxing authority of any jurisdiction nor have the Sellers received any notice or questionnaire from any jurisdiction which suggests or asserts that the Sellers, with respect to the Sellers' Business, may have a duty to file such returns and pay such taxes, or otherwise is subject to the taxing authority of such jurisdiction.

         5.18. EMPLOYEE BENEFIT PLANS.

                  (a) None of the Sellers has in force, is a party to, and maintains, or ever has had in force, been a party to, or maintained, any welfare plan or pension plan (the "BENEFIT PLANS") within the respective meanings of
Section 3(1) or Section 3(2) ERISA.

                  (b) The Purchaser shall have no liability whatsoever to employees, former employees, or any dependents or beneficiaries of employees or former employees, of the Sellers with respect to any employee benefits, whether or not any such employees are offered employment by, or become employees of, the Purchaser.

                  (c) After the Closing Date, the Sellers shall be solely responsible for complying with all applicable requirements of COBRA, including all applicable employee notice requirements, with respect to all employees and their beneficiaries who lose health benefits as a result of this transaction and with respect to any and all other employees and their beneficiaries who first become eligible for COBRA continuation benefits on or before the Closing Date. The Purchaser shall not be subject to or suffer any damage or liability directly or indirectly resulting from any failure of any Sellers to comply with all applicable requirements of the Code and ERISA, including COBRA. At all times, the Sellers has complied with the continuation coverage requirements of COBRA and ERISA Sections 601 through 608.

                  (d) The Sellers understand and acknowledge that the Purchaser will not adopt or maintain any employee benefit plan (within the meaning of Section 3(3) of ERISA), if any, previously maintained by the Sellers for the benefit of any employee employed by, or previously employed by, the Sellers, or any of such employee's or former employee's dependents or beneficiaries.

                  (e) The Purchased Assets are not, and will not become, subject to a lien imposed under ERISA Section 4068.

                  (f) None of the Sellers did previously at any time, or does now, maintain, participate in or have any obligation to contribute to any multi-employer plan, as defined in ERISA Section 3(37).

                  (g) Except for an audit of Sellers' 401(k) plan currently being conducted by the United States Department of Labor, there are no actions, audits or claims pending or threatened against any of the Sellers, the Purchased Assets or the Sellers' Business with respect to the maintenance of any Benefit Plan, other than routine claims for benefits by employees.

                  (h) The Sellers have no liabilities or obligations pursuant to the WARN Act.

         5.19. INSURANCE. The Purchased Assets and the Sellers' Business are insured under various policies of general liability and other forms of insurance, which policies are in amounts which are adequate under the circumstances. None of the Sellers has been refused any insurance with respect to the Sellers' Business, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past 5 years, except for an application for flood insurance on the Little Valley location that was denied.

         5.20. BROKERS AND FINDERS. Neither the Sellers nor any Affiliate of the Sellers has incurred any obligation or liability to any party for any brokerage fees, agent's commissions or finder's fees in connection with the transactions contemplated by this Agreement.

         5.21. NO KNOWN ADVERSE INFORMATION. To Holiday Inc.'s and the Sellers' knowledge, there is no past, present or future event, condition, circumstance, activity, practice, incident, action or plan that may reasonably be expected to interfere with or have a materially adverse impact or effect on the continuation of the Sellers' Business that is being acquired by the Purchaser under this Agreement other than general industry and economic conditions.

         5.22. CORRECTNESS OF REPRESENTATIONS. No representation or warranty of Holiday Inc. or any of the Sellers in this Agreement or in any Exhibit, Schedule, certificate, agreement, document or instrument attached to or furnished pursuant to this Agreement omits, or on the Closing Date will omit, to state any fact necessary in order to make the statements contained in this Agreement or therein not materially misleading, and all such statements, representations, warranties, Exhibits, Schedules, certificates, agreements, documents and instruments shall be true and complete in all material respects on and as of the Closing Date as though made on that date. The copies of the title evidence, mortgages, indentures, notes, leases, contracts and other instruments listed on or referred to in the Schedules and Exhibits attached to this Agreement which the Sellers permitted the Purchaser to examine were, at the time of such examination, true and complete in all material respects.

         5.23. SUPPLEMENTAL DISCLOSURE. Holiday Inc. and the Sellers shall notify the Purchaser, in writing promptly upon discovery by Holiday Inc. or any of the Sellers before the Closing, of any information, condition, or fact which, in Holiday Inc.'s or the Sellers' opinion, causes the Sellers to be in breach in any representation or warranty contained in this Agreement.

         5.24. ADEQUACY OF PURCHASED ASSETS. The Purchased Assets on the Closing Date will include all of the rights, properties, interests in properties, and assets of every type and description, tangible and intangible, used by the Sellers in, and necessary to permit the Purchaser to carry on, the Sellers' Business as presently and on the Closing Date conducted by the Sellers, except for the Excluded Assets and any Permits that are not assignable which Purchaser must obtain for itself. All of the Purchased Assets are in good condition and repair, in each case, normal wear and tear excepted.

         5.25. DATA AND INFORMATION. To the knowledge of Holiday Inc. and the Sellers, all data and information, specifically including but not limited to those regarding customers, financial matters and the Permits, furnished or made available by Holiday Inc. and the Sellers to the Purchaser, are true, correct, accurate, complete in all material respects and are not materially misleading. If the Purchaser wishes to obtain any extraordinary data or information about the Sellers' Business for use in its operation of the Sellers' Business after the Closing Date, the Purchaser must request that data or information within 60 after the Closing Date.


                                    ARTICLE 6
                        TRANSACTIONS PRIOR TO THE CLOSING

         6.1. CONDUCT OF THE SELLERS' BUSINESS PRIOR TO CLOSING. From the date of this Agreement to the Closing Date, and except to the extent that the Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), the Sellers, with respect to the Sellers' Business, covenant that the Sellers shall:

                  (a) operate the Sellers' Business substantially as previously operated and only in the regular and ordinary course, not make any purchase or sale, or introduce any new method of management or operation except in the ordinary course of business consistent with past practice, and use its reasonable best efforts to maintain and preserve intact each of the goodwill, reputation, present business organization, and relationships of the Sellers with persons having business dealings with them;

                  (b) maintain the Purchased Assets in their present order and condition and deliver the Purchased Assets to the Purchaser on the Closing Date in such condition, reasonable wear and use excepted, and maintain all policies of insurance covering the Purchased Assets in amounts and on terms substantially equivalent to those in effect on the date of this Agreement;

                  (c) comply in all material respects with each of the laws applicable to the conduct of the Sellers' Business;

                  (d) prepare and file all federal, state, and local tax returns and amendments thereto required to be filed by the Sellers after taking into account any extensions of time granted by such taxing authorities;

                  (e) not waive any provision of, or terminate, any of the Assigned Contracts;

                  (f) obtain any extensions or renewals of the Permits, on terms acceptable to the Purchaser, which are set to expire prior to, or within one year after, the Closing.

         6.2. ACCESS TO PROPERTIES AND RECORDS, ETC. Until the Closing, the Purchaser and its counsel, accountants and other representatives will be given full access during normal business hours to all of the properties, personnel, books, tax returns, contracts, commitments and records of the Sellers, and the Purchaser will be furnished with all such additional documents and information with respect to the affairs of the Sellers as the Purchaser or its counsel or accountants may from time to time reasonably request.

         6.3. SURVEY AND INSPECTION OF PROPERTY.

         Until the Closing or, if earlier, termination of this Agreement:

                  (a) the Purchaser and the Purchaser's agents, employees and independent contractors shall have the right and privilege, at their risk, upon reasonable notice and during normal business hours, to enter upon Leased Real Property prior to the Closing Date to inspect and to conduct tests or studies, all at the Purchaser's sole cost and expense; and

                  (b) the Purchaser may, at the Purchaser's sole cost and expense, retain an environmental engineering consultant to provide environmental audit reports on the Leased Real Property. The Sellers shall provide the Purchaser with copies of all environmental audits and reports of the Sellers' Business in its possession and full access, upon reasonable notice and during normal business hours, to all of the facilities at which the Sellers' Business is conducted, including the Leased Real Property, and shall cooperate in connection with the performance of any such environmental audit conducted by the Purchaser. Subject to provisions of applicable law, any such activity will be kept confidential as between the parties.

         6.4. OTHER TRANSACTIONS. From the date of this Agreement through the Closing Date or, if earlier, the termination of this Agreement, the Sellers shall deal exclusively and in good faith with the Purchaser with regard to the sale of the Purchased Assets to the Purchaser and will not, and the Sellers will direct their officers, directors, financial advisors, accountants, agents, and counsel, to not (i) solicit submission of proposals or offers from any person other than the Purchaser relating to: (x) any acquisition of all or any of the Purchased Assets, (y) the issuance of any securities of any of the Sellers, or
(z) any merger, consolidation or business combination with any of the Sellers (an "ACQUISITION PROPOSAL"); (ii) subject to fiduciary obligations under applicable law participate in any discussions or negotiations regarding, or furnish any non-public information to any other person regarding, any of the Sellers, other than with or to the Purchaser and its representatives, or otherwise cooperate in any way or assist, facilitate, or encourage any Acquisition Proposal by any person other than the Purchaser, or (iii) enter into any agreement or understanding, whether oral or in writing, that would have the effect of preventing the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, if the Sellers or its representatives or agents, receive any Acquisition Proposal or any inquiry regarding such proposal from a third party, such persons shall promptly inform the Purchaser and its counsel thereof.

         6.5. CONSENTS. Holiday Inc. and the Sellers shall identify and advise the Purchaser regarding which Assigned Contracts and Permits require the Sellers to obtain a Required Consent and which Permits are not assignable. Holiday Inc., the Sellers and Purchaser shall use their best efforts to obtain, at their sole cost and expense, all Required Consents. With respect to any material Required Consents not obtained prior to the Closing, the Purchaser shall have the right
(i) not to close the transaction, in which event this Agreement will terminate,
(ii) to postpone the Closing for up to 30 days, whereupon Holiday Inc., the Sellers and Purchaser shall continue to use their reasonable best efforts during the ensuing 30 days to procure such Required Consent, or (iii) to waive the requirement for the Required Consent. If the Purchaser elects alternative (iii), the Purchaser may permit the Sellers, to the maximum extent permitted by law and the Purchased Asset, to act for up to one (1) year after the Closing, as the Purchaser's agent and at Purchaser's sole cost and expense, in order to obtain for the Purchaser the benefits thereunder, and the Sellers shall reasonably cooperate, to the extent permitted by law and the Purchased Assets, with the Purchaser in any other reasonable arrangement designed to provide such benefits to the Purchaser. All such consents, waiver and estoppels shall be in writing and in form and substance reasonably satisfactory to the Purchaser, and executed counterparts thereof will be delivered to the Purchaser promptly after receipt thereof but in no event later than the Closing.

         6.6. SUPPLEMENTAL DISCLOSURE. From the date of this Agreement through the Closing Date, Holiday Inc., the Sellers and the Purchaser shall each have the continuing obligation up to and including the Closing Date to supplement promptly or amend the Schedules and Exhibits to this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or listed in any such Schedule or Exhibit, including any default by any Sellers or any other party under any Assigned Contract or Real Property Lease; provided, however, that for the purpose of the rights and obligations of the parties under this Agreement, any such supplemental disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless so agreed to in writing by (i) the Purchaser, in the case of supplemental disclosures made by the Sellers, or
(ii) the Sellers, in the case of supplemental disclosure made by the Purchaser.

         6.7. DISCHARGE OF LIENS AND ENCUMBRANCES. Holiday Inc. and the Sellers shall obtain, on or prior to the Closing Date, the full and complete release or discharge of all Encumbrances relating to the Purchased Assets, and evidence reasonably satisfactory to the Purchaser and its counsel of such release and discharge shall be delivered to the Purchaser at or prior to the Closing. Within 10 days after receipt by the Purchaser of any report of title examination undertaken by the Purchaser with respect to any of the foregoing, the Purchaser shall provide the Sellers with a list of all Encumbrances which the Purchaser desires the Sellers to satisfy, terminate or discharge.

         6.8. SATISFACTION OF CONDITIONS. From the date of this Agreement through the Closing Date, Holiday Inc. and the Sellers shall use their reasonable best efforts to cause to be satisfied all conditions to the obligation of the Purchaser, and the Purchaser shall use its reasonable best efforts to cause to be satisfied all conditions to the obligation of the Sellers, to consummate the transactions contemplated by this Agreement.

         6.9. SELLERS' EMPLOYEES. Prior to the Closing Date, the Purchaser shall notify the Sellers of any of their employees which the Purchaser desires to employ after the Closing. The Sellers agree that, on or before the Closing Date, they will terminate the employment of each of their employees specified in the Purchaser's notice, and will not attempt to rehire such employees for a period of one year after the Closing Date.


                                    ARTICLE 7
                           CONDITIONS PRECEDENT TO THE
                           OBLIGATIONS OF THE SELLERS

         The obligations of the Sellers under this Agreement to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (the fulfillment of any one or more of which may be waived in writing, in whole or in part, by the Sellers):

         7.1. ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty of the Purchaser under this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as though such representation and warranty had been made on and as of the Closing Date (except that such representations and warranties may be untrue or incorrect on the Closing Date as a result of actions or transactions expressly permitted by this Agreement or actions or transactions of the Purchaser made with the prior written consent of the Sellers).

         7.2. COMPLIANCE. The Purchaser shall have fully performed and complied with all of the covenants, acts, undertakings and agreements required by this Agreement to be performed by the Purchaser on or prior to the Closing Date, and shall have used all reasonable efforts to fulfill or cause to be fulfilled all conditions to the obligations of the Purchaser under this Agreement.

         7.3. OFFICER'S CERTIFICATE. The Sellers shall have received from the Purchaser a certificate executed by the President (or a Vice President) of the Purchaser, dated the Closing Date, reasonably satisfactory in form and substance to the Sellers and their counsel, certifying as to (i) the fulfillment of the matters set forth in Sections 7.1 and 7.2 of this Agreement; (ii) the resolutions adopted by the Members of the Purchaser approving the execution of this Agreement and the consummation of the transactions contemplated by this Agreement, and listing the officers of the Purchaser authorized to execute this Agreement on behalf of the Purchaser, and certifying as to the authority of each such officer to execute all appropriate agreements, documents, and instruments on behalf of the Purchaser in connection with the consummation of the transactions contemplated by this Agreement, and certifying that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect; (iii) the incumbent officers of the Purchaser and the authenticity of the signatures of each; and (iv) the information, if any, required to be furnished to the Sellers by the Purchaser pursuant to Section 6.6 of this Agreement.

         7.4. GOOD STANDING CERTIFICATE. The Sellers shall have received a certificate executed by the Secretary of State of the state of the Purchaser's organization dated within 30 days prior to the Closing Date certifying that the Purchaser is a limited liability company in good standing under the laws of such state.

         7.5. ACCURACY OF DOCUMENTS. Examination by the Sellers shall not have disclosed any inaccuracy in the representations or breach of any of the warranties of the Purchaser set forth in this Agreement or in the Schedules and Exhibits attached to this Agreement or in any of the documents and instruments delivered to the Sellers pursuant to this Agreement.

         7.6. NO LITIGATION, ETC. There shall not be any action, litigation, proceeding, investigation, regulation, or legislation pending or threatened which seeks to enjoin, restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement, or to obtain damages from any party in connection with such transactions or in respect of the consummation of the transactions contemplated by this Agreement, or which seeks to enjoin the operation of a portion of the Purchased Assets which, in the reasonable judgment of the Sellers, would be reasonably likely to involve material expense to the Sellers or lapse of time that would be adverse to the interests of the Sellers or otherwise make it inadvisable for the Sellers to consummate the transactions contemplated by this Agreement.

         7.7 CONSENTS AND WAIVERS. The Sellers or the Purchaser shall have obtained each Required Consent or Purchaser shall have waived the requirement to obtain such Required Consents as a condition of Closing. Purchaser shall have obtained all required authorizations, orders, or approvals of any governmental commission, board, or other regulatory body for the continued operation of Sellers' business.


                                    ARTICLE 8
            CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER

         The obligation of the Purchaser under this Agreement to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (the fulfillment of any one or more of which may be waived in writing, in whole or in part, by the Purchaser):

         8.1. ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty of the Sellers under this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as though such representation and warranty had been made on and as of the Closing Date (except that such representations and warranties may be untrue or incorrect on the Closing Date as a result of actions or transactions expressly permitted by this Agreement or actions or transactions of the Sellers made with the written consent of the Purchaser).

         8.2. COMPLIANCE BY THE SELLERS. The Sellers shall have fully performed and complied with all of the covenants, acts, undertakings and agreements required by this Agreement to be performed by the Sellers on or prior to the Closing Date, and shall have used all reasonable efforts to fulfill or cause to be fulfilled all conditions to the obligations of the Sellers under this Agreement.

         8.3. OFFICER'S CERTIFICATES. The Purchaser shall have received from Holiday Inc. and each of the Sellers a certificate executed by the President (or a Vice President) of Holiday Inc. and each of the Sellers, dated the Closing Date, reasonably satisfactory in form and substance to the Purchaser and its counsel, certifying as to (i) the fulfillment of the matters set forth in Sections 8.1 and 8.2 of this Agreement; (ii) the resolutions adopted by the Board of Directors or Members of Holiday Inc. and Sellers and by the stockholders of Holiday-Kentucky and Little Valley approving the execution of this Agreement and the consummation of the transactions contemplated by this Agreement, and listing the officers of Holiday Inc. and the Sellers authorized to execute this Agreement and instruments of transfer and conveyance of the Purchased Assets on behalf of Holiday Inc. and such Sellers, and certifying as to the authority of each such officer to execute all appropriate agreements, documents, and instruments on behalf of Holiday Inc. and such Sellers in connection with the consummation of the transactions contemplated by this Agreement, and certifying that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect;
(iii) the incumbent officers of Holiday Inc. and such Sellers and the authenticity of the signatures of each; and (iv) the information, if any, required to be furnished to the Purchaser by Holiday Inc. and the Sellers pursuant to Section 6.6 of this Agreement.

         8.4. GOOD STANDING CERTIFICATES. The Purchaser shall have received certificates executed by the Secretary of State of the state of Holiday Inc. and each Sellers' organization dated within 30 days prior to the Closing Date certifying that Holiday Inc. and each of the Sellers is a corporation in good standing under the laws of such state.

         8.5. ACCURACY OF DOCUMENTS. Examination by the Purchaser shall not have disclosed any inaccuracy in the representations or breach of any of the warranties of Holiday Inc. and the Sellers set forth in this Agreement or in the Schedules and Exhibits attached to this Agreement or in any of the documents and instruments delivered to the Purchaser pursuant to this Agreement.

         8.6. NO LITIGATION, ETC. There shall not be any action, litigation, proceeding, investigation, regulation, or legislation pending or threatened which seeks to enjoin, restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement, or to obtain damages from any party in connection with such transactions or in respect of the consummation of the transactions contemplated by this Agreement, or which seeks to enjoin the operation of a portion of the Purchased Assets which, in the reasonable judgment of the Purchaser, would be reasonably likely to involve material expense to the Purchaser or lapse of time that would be adverse to the interests of the Purchaser or otherwise make it inadvisable for the Purchaser to consummate the transactions contemplated by this Agreement.

         8.7. OPERATION IN THE ORDINARY COURSE. The Sellers shall have operated the Sellers' Business in the ordinary course (except as otherwise permitted by this Agreement or as agreed to by the Purchaser as evidenced by the Purchaser's written consent).

         8.8. CONSENTS AND WAIVERS. The Sellers shall have obtained and delivered to the Purchaser a true and correct copy of each Required Consent, waiver and estoppel required by this Agreement. All required authorizations, orders, or approvals of any governmental commission, board, or other regulatory body shall have been obtained, and the Purchaser shall be reasonably satisfied with the terms, conditions, and restrictions of and obligations under each such consent, waiver, authorization, order, or approval.

         8.9. CONDITION OF PURCHASED ASSETS. On the Closing Date, all of the Purchased Assets shall be in substantially the same condition as at the close of business on the date of this Agreement, except for ordinary use and wear thereof and changes that are specifically permitted under this Agreement or as to which the Purchaser consents in writing, but in each case only to the extent occurring in the ordinary course of business between the date of this Agreement and the Closing Date. The Sellers assume all risk of destruction, loss or damage to the Purchased Assets up to completion of the Closing. Notwithstanding the foregoing, however, if on or prior to the Closing Date any of the Purchased Assets shall have suffered loss or damage on account of fire, flood, accident, act of war, civil commotion or (whether or not similar to the foregoing) any other cause or event to an extent which, in the opinion of the Purchaser, affects the value of the Purchased Assets, the Purchaser shall have the right either to (i) terminate this Agreement without incurring any liability to the Sellers as a result of such termination, or (ii) consummate the transactions contemplated by this Agreement and be paid the full amount of all insurance proceeds paid or payable to the Sellers in respect of such loss, plus an amount equal to any deductible or co-insurance reserve applicable to such loss, or (iii) consummate the transactions contemplated by this Agreement with the total consideration given under this Agreement for the Purchased Assets to be adjusted at the Closing to reflect such destruction, loss or damage in accordance with the values either allocated by the parties to this Agreement or, if the Purchaser and the Sellers are unable to agree upon the amount of such adjustment, determined by an independent appraiser, whose determination shall be binding upon both the Purchaser and the Sellers.

         8.10. INSTRUMENTS OF TRANSFER. The Sellers shall have delivered to the Purchaser such general warranty deeds, bills of sale, assignments, endorsements, licenses, and other good and sufficient instruments of conveyance and transfer and any other instruments deemed reasonably appropriate by counsel to the Purchaser (all in form and substance reasonably satisfactory to counsel to the Purchaser) to vest in the Purchaser all of the Sellers' rights, title, and interest with respect to the Purchased Assets, free and clear of all Encumbrances.

                                    ARTICLE 9
                              POST CLOSING MATTERS

         9.1. STAFFING OF OPERATION. It is the Purchaser's intention, on or immediately after the Closing Date, to staff the operation with its own workforce, which may include certain of the Sellers' employees. The Sellers shall be responsible for the payment of all accrued but unpaid wages, vacation pay, sick pay, and holiday pay to all its employees up to and including the date the Sellers terminate the employment of such employees. The Sellers shall be responsible for the payment of any amounts due to its employees pursuant to the Benefit Plans. The Sellers will be responsible for reporting and paying all employee-related costs and liabilities of its employees accruing prior to the Closing Date. The Sellers will retain all liability for all workers' compensation claims to which any of the Sellers' employees may be eligible for injuries or occupational illnesses incurred or accruing on or prior to the Closing Date, and agrees to pay all benefits and awards granted to such employees when due.

         9.2. THE BENEFIT PLANS. The Purchaser will not assume, and shall have no responsibility with regard to, any of the Benefit Plans.

         9.3. ASSISTANCE TO THE PURCHASER. The Sellers shall use their reasonable best efforts to assist the Purchaser in employing, as new employees of the Purchaser, all persons presently engaged in the Sellers' Business who are identified by the Purchaser as persons the Purchaser desires to employ. The Sellers will not attempt to retain any of their employees which the Purchaser desires to employ.

         9.4. DISCLOSURE OF SELLERS' BUSINESS OBLIGATIONS. At the Closing, Sellers shall deliver to Purchaser a list of the creditors and amounts owed for all Excluded Liabilities and all other obligations and liabilities incurred by the Sellers that are not assumed by the Purchaser under this Agreement.

         9.5. MAINTENANCE OF BOOKS AND RECORDS. The Sellers and the Purchaser shall preserve until the seventh anniversary of the Closing Date all Books and Records possessed or to be possessed by such party relating to any of the assets, liabilities or business of the Sellers' Business prior to the Closing Date. After the Closing Date, where there is a reasonable business purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of the Sellers' Business prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records. However, the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; the party providing access thereto may designate a site other than its offices as the location for such inspections; and as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representative will use due care to not disclose such information, except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction, in which case the party seeking to destroy the records shall deliver such records to the objecting party.

         9.6. PAYMENTS RECEIVED. The Sellers and the Purchaser agree that after the Closing they will hold and will promptly transfer and deliver to the each to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their reasonable best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including, without limitation, any insurance proceeds, and will account to the other for all such receipts. The Sellers grant the Purchaser a power of attorney to receive and open any mail or other correspondence addressed to Sellers at either the Lexington location or the Prosperity location. The Purchaser shall deliver any items belonging to the Sellers as required by this section. However, the Purchaser may retain any items properly belonging to the Purchaser, even though addressed to the Sellers.

                                   ARTICLE 10
                                   TERMINATION

         10.1. TERMINATION. This Agreement may be terminated:

                  (a) by the mutual consent of the Purchaser and the Sellers;

                  (b) by the Purchaser (i) if any condition in Article 8 of this Agreement becomes impossible of performance or has not been satisfied in full or previously waived by the Purchaser in writing at or prior to the Closing Date, or (ii) as provided in Section 6.5 above;

                  (c) by the Sellers if any condition in Article 7 of this Agreement becomes impossible of performance or has not been satisfied in full or previously waived by the Sellers in writing at or prior to the Closing Date; or

                  (d) by either party (other than a party that is in breach of its obligations under this Agreement) if the Closing shall not have occurred on or before July 25, 2003; provided, however, either the Sellers or the Purchaser may postpone the Closing for periods of 10 days each, by written notice to the other party, if such party reasonably determines that such additional time is required to satisfy any conditions precedent to the consummation of the transactions contemplated by this Agreement, but in no event shall date be extended beyond August 25, 2003.

         10.2. EFFECT OF TERMINATION. Each party's right of termination under
Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 12.13 will survive; provided, however, that if this Agreement is terminated by a party because of a breach of this Agreement by the other party or because one or more conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.


                                   ARTICLE 11
                                 INDEMNIFICATION

         11.1 DEFINITIONS. For the purposes of this Article 11,

                  (a) "DAMAGES" shall mean only actual damages and, in the case of intentional misrepresentation or intentional breach, shall also include punitive damages.

                  (b) "INDEMNITEE" means the party seeking indemnification under this Agreement.

                  (c) "INDEMNITOR" means the party against whom indemnification under this Agreement is sought.

                  (d) "LOSSES" shall mean any and all demands, claims, actions or causes of action, assessments, losses, Damages, liabilities, costs, and expenses, including without limitation, interest, penalties, and reasonable attorney and other professional fees and expenses.

         11.2. AGREEMENT OF THE SELLERS TO INDEMNIFY.

                  (a) Subject to the terms and conditions of this Article 11 and
Section 12.11 below, the Sellers, jointly and severally, agree to indemnify, defend, and hold harmless the Purchaser from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Purchaser by reason of, resulting from, based upon, or arising out of:

                           (i) the inaccuracy, untruth, incompleteness, or
breach of any representation or warranty of the Sellers contained in or made pursuant to this Agreement or in any certificate, Schedule, or Exhibit furnished by the Sellers in connection herewith;

                           (ii) a breach of any covenant or agreement of the
Sellers made in this Agreement;

                           (iii) any Excluded Liability; and

                           (iv) noncompliance with the bulk transfer provisions
of the Uniform Commercial Code or any comparable state law to which the transactions contemplated by this Agreement are subject.

                  (b) The Purchaser's remedies against Holiday Inc. and the Sellers for any Losses under this Agreement shall be cumulative, and the exercise by the Purchaser of its right to indemnification under this Agreement shall not affect the right of the Purchaser to exercise any other remedy at law or in equity, to recover Damages, or to obtain equitable or other relief.

         11.3. AGREEMENT OF THE PURCHASER TO INDEMNIFY.

                  (a) Subject to the terms and conditions of this Article 11 and
Section 12.11 below, the Purchaser agrees to indemnify, defend, and hold harmless the Sellers from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by any of the Sellers by reason of, resulting from, based upon, or arising out of:

                           (i) the inaccuracy, untruth, incompleteness, or
breach of any representation or warranty of the Purchaser contained in or made pursuant to this Agreement or in any certificate, Schedule, or Exhibit furnished by the Purchaser in connection herewith;

                           (ii) a breach of any covenant or agreement of the
Purchaser made in this Agreement; and

                           (iii) any Assumed Liability.

                  (b) The Sellers' remedies against the Purchaser for any Losses under this Agreement shall be cumulative, and the exercise by the Sellers of their right to indemnification under this Agreement shall not affect the right of the Sellers to exercise any other remedy at law or in equity, to recover Damages, or to obtain equitable or other relief.

         11.4. PROCEDURES FOR INDEMNIFICATION.

                  (a) A claim for indemnification under this Agreement (an "INDEMNIFICATION CLAIM") shall be made by the Indemnitee by delivery of a written declaration to the Indemnitor requesting indemnification and specifying the basis on which indemnification is or may be sought and the amount of asserted Losses and, in the case of a Third Party Claim (as defined in Section
11.5 of this Agreement), containing (by attachment or otherwise) such other information as Indemnitee shall have concerning such Third Party Claim.

                  (b) If the Indemnification Claim involves a Third Party Claim the procedures set forth in Section 11.5 shall be observed by the Indemnitee and the Indemnitor.

                  (c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have 30 days to object to such Indemnification Claim by delivery of a written notice of such objection to Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor and the Indemnification Claim shall be paid in accordance with the following subsection (d). If an objection is timely interposed by the Indemnitor and the dispute is not resolved within 60 days from the date the Indemnitee receives such objection (the "NEGOTIATION PERIOD"), such dispute may be resolved by binding arbitration in Lexington, Kentucky, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, or by another appropriate proceeding. If such dispute is submitted to arbitration, any award made therein shall be conclusive and binding on the parties and enforceable in a court of law.

                  (d) Upon determination of the amount of an Indemnification Claim, whether by the Indemnitor's failure to timely object, by agreement between the Indemnitor and the Indemnitee or by an adjudication of a court of law or an arbitration award, Indemnitor shall pay the amount of such Indemnification Claim by check within 10 days of the date such amount is determined. Any Indemnification Claim not paid within 10 day period shall accrue interest until paid at the Commercial Paper Rate.

         11.5. DEFENSE OF THIRD PARTY CLAIMS. If any claim is made, or suit or proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) is instituted against the Indemnitee which, if prosecuted successfully, would be a matter for which the Indemnitee would be entitled to indemnification under this Agreement (a "THIRD PARTY CLAIM"), the obligations and liabilities of the parties under this Agreement with respect to such Third Party Claim shall be subject to the following terms and conditions:

                  (a) The Indemnitee shall give the Indemnitor written notice of any such claim after receipt by the Indemnitee of notice or actual knowledge thereof, and the Indemnitor will undertake the defense thereof by representatives of its own choosing reasonably acceptable to the Indemnitee. The assumption of the defense of any such claim by the Indemnitor shall be an acknowledgment by the Indemnitor of its obligation to indemnify the Indemnitee with respect to such claim under this Agreement. If, however, the Indemnitor fails or refuses to undertake the defense of such claim within 10 days after written notice of such claim has been given to the Indemnitor by the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise and, subject to Section 11.6 of this Agreement, settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in Section 11.4 of this Agreement, which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth in this Article 11.

                  (b) The Indemnitee and the Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing, without expense to the Indemnitor, management employees of the Indemnitee as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witness in any proceeding relating to such claim.

         11.6. SETTLEMENT OF THIRD PARTY CLAIMS. No settlement of a Third Party Claim involving the asserted liability of the Indemnitor under this Article 11 shall be made without the prior written consent by or on behalf of the Indemnitor, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of $5,000 or less where the Indemnitor has not responded within 30 calendar days of notice of a proposed settlement. In the event of any dispute regarding the reasonableness of a proposed settlement, the party that will bear the larger financial loss resulting from such settlement shall make the final determination in respect thereto, which determination shall be final and binding on all involved parties.

         11.7. COOPERATION. The parties to this Agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any party to this Agreement and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives of each party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested).

         11.8. SETOFF. The amount by which Holiday Inc. and the Sellers are liable to the Purchaser for Indemnification Claims (including, without limitation, amounts due to government agencies or third parties related to the operation of the Sellers' Business prior to the Closing Date or other Excluded Liabilities) hereunder shall, at the Purchaser's option and with the Sellers' consent, be set off against payments hereunder or other amounts which may be or become payable to the Sellers, including payment of any amounts due the Sellers or their Affiliates under other agreements or related to other matters. Purchaser's right of set off shall arise at the time an Indemnification Claim is made by Purchaser to the extent such Indemnification Claim is determined or agreed to be valid, but any amount withheld by Purchaser in excess of the indemnity amount finally determined to be due shall be promptly refunded to Seller with interest at the Commercial Rate plus two percentage points from the date of set off or, if such offset was against the Asset Note or the Working Capital Note, at the interest rate specified in such Note.


                                   ARTICLE 12
                                     GENERAL

         12.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES, ETC. The Sellers and the Purchaser covenant and agree that their respective representations, warranties, covenants, statements and agreements contained in this Agreement and the exhibits to this Agreement and any document delivered in connection herewith shall survive the Closing, except that the representations and warranties set forth in Sections 5.4-5.25 shall expire and terminate one year after the date of Closing.

         12.2. WAIVERS. No waiver of any breach or delay in enforcing the terms of this Agreement shall operate or be construed as a waiver of any subsequent breach. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained in this Agreement, therein and in any document delivered in connection herewith or therewith.

         12.3. SPECIFIC ENFORCEMENT. The parties agree and acknowledge that in the event of a breach by the Sellers or the Purchaser of any provision of this Agreement, damages at law will be an insufficient remedy to the other party. Accordingly, the parties agree that, in addition to any other remedies or rights that may be available to any of them, the parties shall also each be entitled, upon application to a court of competent jurisdiction, to obtain temporary or permanent injunctions to compel specific performance of the obligations of the other party under this Agreement.

         12.4. EXPENSES. Except as otherwise provided in this Agreement, Holiday Inc., the Sellers and the Purchaser shall pay their respective expenses in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and expenses of their counsel, certified public accountants and other advisors. Notwithstanding the foregoing, the Purchaser shall pay all costs of filing or recording any instrument of conveyance for the Purchased Assets and any sales or use taxes payable in connection with the transfer of the Purchased Assets, and the Sellers shall pay all transfer, documentary stamp, intangible, franchise, excise or other taxes payable in connection with the transfer of the Purchased Assets.

         12.5. NOTICES. Any notice, request, demand or other communication which is required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) if transmitted by telecopy, electronic telephone line facsimile transmission or other similar electronic or digital transmission method, when transmitted; (b) if sent by a nationally recognized next day delivery service that obtains a receipt on delivery, the day after it is sent; (c) if mailed, first class registered or certified United States mail, postage prepaid, 5 days after it is sent or when actually received, whichever is sooner; and (d) in any other case, when actually received. In each case, notice shall be sent to:


         If to Holiday Inc. or the Sellers:

                  Holiday RV Superstores, Inc.
                  200 East Broward Boulevard, Suite 920
                  Fort Lauderdale, Florida  33301
                  Attn: President and CEO

         If to the Purchaser:

                  ALLTOM RV Enterprises, LLC
                  1675 North Broadway
                  Lexington, Kentucky  40505
                  Attn: President and CEO

or to such other address as a party may have specified in writing to the other parties using the procedures specified above in this Section 12.5.

         12.6. ASSIGNABILITY. This Agreement shall not be assignable by any of the parties to this Agreement without the prior written consent of all other parties, except that the Purchaser may, upon notice to the Sellers, prior to the Closing, assign all or part of the Purchaser's rights and obligations under this Agreement to any Affiliate of the Purchaser. From and after any such assignment, the word "Purchaser" shall mean such assignee.

         12.7. FURTHER ASSURANCES. The Sellers and the Purchaser will execute and deliver, or cause to be executed and delivered, such additional or further documents, agreements or instruments and shall cooperate with one another in all respects for the purpose of carrying out the transactions contemplated by this Agreement.

         12.8. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument, and shall become effective when each of the parties has executed at least one of the counterparts even if all the parties have not executed the same counterpart.

         12.9. CONSTRUCTION AND INTERPRETATION.

                  (a) This Agreement shall be construed pursuant to and governed by the laws of the Commonwealth of Kentucky. Any action to enforce this Agreement, or arising from the breach hereof, shall be brought in the Fayette Circuit Court, Lexington, Kentucky, and the parties agree to submit to the jurisdiction of that court and to waive any defenses or objections to venue in that court or based on lack of jurisdiction.

                  (b) The headings of the various sections in this Agreement are inserted for the convenience of the parties and shall not affect the meaning, construction or interpretation of this Agreement.

                  (c) Any provision of this Agreement which is determined by a court of competent jurisdiction to be prohibited, unenforceable, or not authorized or an unreasonable restriction in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability, nonauthorization or restriction without invalidating the remaining provisions of this Agreement or affecting the validity, enforceability or legality of such provision in any other jurisdiction. In any such case, such determination shall not affect any other provision of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect. If any provision or term of this Agreement is susceptible to two or more constructions or interpretations, one or more of which would render the provision or term void or unenforceable, the parties agree that a construction or interpretation which renders the term or provision valid shall be favored.

                  (d) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         12.10. INTEGRATION OF AGREEMENT. This Agreement supersedes all prior agreements, oral and written, between the parties to this Agreement with respect to the subject matter of this Agreement. Neither this Agreement, nor any provision of this Agreement, may be changed, waived, discharged, supplemented, or terminated orally, but only by an agreement in writing signed by the party or parties against which the enforcement of such change, waiver, discharge, or termination is sought.

         12.11. NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties hereto and their respective Affiliates, successors and assigns, and no provision of this Agreement including, without limitation, the provisions of Article 11, shall be deemed to create or confer upon any other person any remedy, claim, liability, reimbursement, cause of action or other right whatsoever.

         12.12. EFFECT OF INVESTIGATION. Any inspection, preparation, or compilation of information, Schedules or Exhibits, or audit of the inventories, properties, financial condition, or other matters relating to the Sellers conducted by or on behalf of the Purchaser pursuant to this Agreement shall in no way limit, affect, or impair the ability of the Purchaser to rely upon the representations, warranties, covenants, and agreements of Holiday Inc. and the Sellers set forth herein; provided that Purchaser shall promptly notify Holiday, Inc. and Sellers if Purchaser has knowledge of any breach of such representations, warranties, covenants, and agreements. All statements contained in any certificate, Exhibit or Schedule delivered by or on behalf of the Sellers pursuant to this Agreement shall be deemed representations and warranties hereunder by the Sellers. Any disclosure made on one Schedule shall not be deemed made on any other Schedule, unless appropriate cross-referencing is made.

         12.13. CONFIDENTIALITY. No statement or public disclosure concerning this Agreement or the transactions contemplated by this Agreement shall be made or released to any person, except the officers, directors, employees and representatives of the parties who have a need to know in order to consummate the transactions contemplated by this Agreement (collectively, "REPRESENTATIVES") or to any medium of public communication except with the joint written approval of the Sellers and the Purchaser as to the content and timing of such statement. The Sellers and the Purchaser covenant and agree that they will not disclose, and will exercise their reasonable best efforts to prevent their respective Representatives from disclosing, to any third person the terms of this Agreement, the transactions contemplated by this Agreement or the fact that the Sellers and the Purchaser have entered into an agreement regarding the transactions contemplated by this Agreement.

         12.14. JOINT AND SEVERAL LIABILITIES. The obligations, duties, liabilities and indemnities of the Sellers hereunder shall be joint and several and shall extend to the Purchaser, its Affiliates and its successors and assigns.

         12.15. TIME OF THE ESSENCE. Time shall be of the essence in the performance of each and every provision herein.

         IN WITNESS WHEREOF, this Agreement has been signed by officers thereunto duly authorized of the Sellers and the Purchaser, respectively, on the date first above written.

                                    Sellers:

                                    Holiday RV Superstores, Inc.


                                    By:


                                           Its:






                                    Holiday RV Superstore, Inc. of Kentucky


                                    By:


                                          Its:

                                  Little Valley Auto and RV Sales, Inc.


                                  By:


                                        Its:



                                  Purchaser:

                                  ALLTOM RV Enterprises, LLC


                                  By:_____________________________


                                        Its:

                                 Schedule 1.1(a)

                                    INVENTORY


        See exhibits attached to settlement statement.

                                 Schedule 1.1(b)


                                    EQUIPMENT


                       See attached fixed asset register.

                                 Schedule 1.1(c)


                               ASSIGNED CONTRACTS

        1.  Lease for Toyota forklift used at Lexington location.

        2. All contracts for sale of Inventory items entered into by Sellers but not performed prior to the Closing Date

                                 Schedule 1.1(f)


                                     PERMITS

1.      Propane

2.      Paint booth

                               Schedule 2.1(a)(i)

                                 PURCHASE PRICE

                      Purchased Assets at Holiday-Kentucky

         See exhibits attached to settlement statement, on which the prices for the Purchase Assets were determined by the following formulas.

        1.  New Recreation Vehicle Inventory

                  (a)  2003 Models = 100% of net invoice value

                  (b)  2002 Models = 90% of net invoice value

         2. Used Recreation Vehicle Inventory = NADA Appraisal Guide, May through August - 2003, wholesale market value, as adjusted per mutual agreement

         3. Parts and Accessories Inventory = Book value for all parts and accessories inventory per a physical inventory taken prior to closing multiplied by the applicable percentage from below:

                  (a)  Nonspecial order parts

                           (i) For items less than 180 days old, 100% of net
invoice value

                           (ii) For items 181-365 days old, 75% of net invoice
value

                           (iii) For items 366-730 days old, 50% of net invoice
value

                           (iv) For items more than 730 days old, 0% of net
invoice value

                  (b)  Special order parts

                           (i) For items less than 90 days old, 100% of net
invoice value

                           (ii) For items 90-120 days old, 50% of net invoice
value

                           (iii) For items more than 120 days old, 0% of net
invoice value

         4. Fixed Assets/Net Property and Equipment valued by mutual agreement

                               Schedule 2.1(a)(ii)

                                 PURCHASE PRICE

                        Purchased Assets at Little Valley

         See exhibits attached to settlement statement, on which the prices for the Purchase Assets were determined by the following formulas.

         1. New Recreation Vehicle Inventory

                  (a)  2003 Models = 100% of net invoice value

                  (b)  2002 Models = 90% of net invoice value

         2. Used Recreation Vehicle Inventory = NADA Appraisal Guide, May through August - 2003, wholesale market value, as adjusted per mutual agreement

         3. New Alpha Sport All Terrain Vehicle Inventory = 100% of floor plan balance

         4. Parts and Accessories Inventory = Book value for all parts and accessories inventory per a physical inventory taken prior to closing multiplied by the applicable percentage from below:

                  (a)  Nonspecial order parts

                           (i) For items less than 180 days old, 100% of net
invoice value

                           (ii) For items 181-365 days old, 75% of net invoice
value

                           (iii) For items 366-730 days old, 50% of net invoice
value

                           (iv) For items more than 730 days old, 0% of net
invoice value

                  (b)  Special order parts

                           (i) For items less than 90 days old, 100% of net
invoice value

                           (ii) For items 90-120 days old, 50% of net invoice
value

                           (iii) For items more than 120 days old, 0% of net
invoice value

         5. Fixed Assets/Net Property and Equipment valued by mutual agreement

                                  SCHEDULE 3.3

                          Allocation of Purchase Price

1. For those items of Inventory for which a specific purchase price is shown on the settlement statement and attachments thereto ("Settlement Statement") attached to this Agreement as Exhibit D, the purchase price shall be the amount shown on the Settlement Statement.

2. The remaining $100,000 of the purchase price shall be allocated among the items of Inventory for which no specific purchase price is shown on the Settlement Statement, the Parts Inventory and the Fixed Assets in proportion to their respective values as shown on the Settlement Statement.

                                  SCHEDULE 3.4
                              Real Property Leases


1. Lease Agreement between Tommy R. Hall and Linda R. Hall, as Landlord, and Holiday R.V. Superstores, Inc., as Tenant, dated October ___, 2000, covering premises located at 1675 North Broadway, Lexington, Kentucky, as modified by Modification, Sublease and Consent among Tommy R. Hall and Linda R. Hall, Holiday RV Superstores, Inc., and ALLTOM RV Enterprises, LLC dated July ___, 2003.

2. Lease Agreement between Ernest B. Davis, Jr. and Lori A. Davis /db/a Davis Realty, as Landlord, and Holiday R.V. Superstores, Inc., as Tenant, dated October 1, 2001, covering premises located at 5000 and 5001 Robert C. Byrd Drive, Prosperity, West Virginia, as modified by Modification, Sublease and Consent among Ernest B. Davis, Jr. and Lori A. Davis /db/a Davis Realty, Holiday RV Superstores, Inc., and ALLTOM RV Enterprises, LLC dated July ___, 2003.

                                  SCHEDULE 5.6



                      Title Exceptions for Purchased Assets

Lien on Inventory items at Lexington location granted to Sellers' floorplan lender, which lien will be released at closing.

                                  SCHEDULE 5.7



                          Location of Purchased Assets


1.    1675 North Broadway, Lexington, Fayette County, Kentucky 40505

2. 5000 and 5001 Robert C. Byrd Drive, Prosperity, Raleigh County, West Virginia 25909.

                                  SCHEDULE 5.12



                            Environmental Exceptions


                                      NONE

                                  SCHEDULE 5.15

                                     Changes


Dundee D. Kelbel, President of the Purchaser, managed the operations of the Sellers' Business from January 1, 2003 until July 6, 2003 and therefore has knowledge of changes that occurred in those operations during that period.

                                  SCHEDULE 5.17



                              Pending Tax Disputes


                                      NONE

                              SCHEDULE OF EXHIBITS


Exhibit A - Non-Competition Agreement

Exhibit B - Bill of Sale for Purchased Assets

Exhibit C - Assignment of Contracts

Exhibit D - Settlement Statement

Exhibit E - Fixed Asset Register

                                    EXHIBIT A



                            NON-COMPETITION AGREEMENT